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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 Current Report


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 MARCH 15, 2000
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                        (Date of earliest event reported)


                            ONHEALTH NETWORK COMPANY
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             (Exact name of registrant as specified in its charter)


                         Commission file number: 0-22212


                 WASHINGTON                              41-1686038
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 (State of incorporation or organization)    (IRS Employer Identification No.)



             808 HOWELL STREET, SUITE 400 SEATTLE, WASHINGTON 98101
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                    (Address of principal executive offices)

                                 (206) 583-0100
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              (Registrant's telephone number, including area code)
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


ITEM 5.  OTHER EVENTS

Included in this Current Report on Form 8-K are the Consolidated Financial Statements and Schedule for OnHealth Network Company and Subsidiaries at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, the related Management's Discussion and Analysis, and Selected Financial Data. The Consolidated Financial Statements and Schedule are included as exhibits to this Current Report on Form 8-K.

SELECTED FINANCIAL DATA

The selected financial data presented below has been derived from the financial statements of the Company.

                                                               Year Ended December 31,
                                       ------------------------------------------------------------------
                                            1999          1998         1997         1996         1995
                                            ----          ----         ----         ----         ----
                                                       (In thousands, except per share data)

SUMMARY OF OPERATIONS:
Net revenue                            $     3,767   $     1,522   $   3,761   $    9,470    $  11,970
Loss from operations                       (47,608)      (11,019)    (11,262)     (10,326)     (14,875)
Net loss                                   (47,327)      (10,939)    (10,947)     (10,157)     (14,234)
Net loss applicable to
   common shareholders                 $   (47,327)  $   (11,964)  $ (13,965)  $  (10,336)   $ (14,254)
Net loss per common share:
   Basic and diluted                   $     (2.70)  $     (1.12)  $   (1.73)  $    (1.36)   $   (1.90)


BALANCE SHEET DATA:
Cash, cash equivalents and
   short-term investments              $    10,142   $     2,119   $   2,488   $    3,462    $   7,759
Working capital (deficiency)                 8,019        (1,158)     (1,252)       3,230        8,607
Total assets                                32,720         3,894       4,577       13,411       18,352
Convertible subordinated
   debentures                                    -             -           -        3,500            -
Total liabilities                           11,825         4,195       4,559        8,606        3,627
Convertible redeemable
   preferred stock                               -             -           -        1,905        1,845
Shareholders' equity (deficit)              20,895          (301)         18        2,900       12,880


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

We intend to become the leading internet resource dedicated to the management of family health and well-being. We are an Internet-based provider of high quality health and medical information and applications to a broad base of consumers. Our Internet site, onhealth.com, produces and distributes original, relevant health content including in-depth reports, personalized information retrieval, geographically specific guides to healthcare services and information, editorials and interactive community environments.

Until January 1998, our traditional line of business had been CD-ROM development, production and distribution. We were also a supplier of video, animation and graphic assets to a health and medical cable TV channel. Under this strategy, we were never able to attain profitability, and, at December 31, 1997, had an accumulated deficit of $78,576,000. In 1997, our Board of Directors


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

revised its business strategy and brought in an entirely new management team and other key employees skilled in the development of internet Web sites. In 1998 we were focused on the development of an internet-delivered, consumer-oriented network of health and wellness sites. We intend to generate advertising revenue by appealing to advertisers through our ability to reach targeted demographics and psychographics. Additional products and services, such as transactional based e-commerce, subscription and syndication, will be developed to exploit opportunities as they present themselves in the marketplace.

In July 1998, we relaunched the onhealth.com Web site and focused on generating advertising revenue. We have a wide variety of advertisers on our Web site including healthcare and other non-healthcare advertisers. In March 1999, we launched a shopping area on our site designed to offer our consumers the ability to purchase a wide variety of health and wellness products and related products. To date, we have e-commerce relationships with, among others, drugstore.com,VitaminShoppe, Amazon.com, SelfCare, Nutrisystem.com, American Greetings, ProFlowers, WholeFoods Market, greenmarketplace.com and enews.com and expect to continue to add additional categories and partners.

During the third and fourth quarters of 1999, we acquired BabyData.com, a premier Web site for pregnant couples and those trying to conceive, and Health Decisions International, LLC ("HDI"), which develops, provides and supports a broad range of personal health information, referral and nurse counseling services to customers throughout the United States. We have accounted for these acquisitions under the purchase method of accounting. The results of operations for BabyData.com and HDI have been included since the dates of acquisition.


RESULTS OF OPERATIONS

The following table sets forth selected income statement data for the years ended December 31, 1999, 1998 and 1997:

                                                 Year Ended December 31,
                                       ----------------------------------------
                                            1999          1998          1997
                                       ------------- ------------- -------------
                                                     (In thousands)

    Net revenue                         $    3,767   $     1,522    $   3,761
    Costs and expenses                      51,375        12,541       15,023
    Loss from operations                   (47,608)      (11,019)     (11,262)
    Net loss                               (47,327)      (10,939)     (10,947)


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

NET REVENUE

Net revenue for the years ended December 31, 1999, 1998 and 1997 was as follows:

                                             Year Ended December 31,
                                   --------------------------------------------
                                      1999           1998              1997
                                   -----------   --------------   -------------
                                                (In thousands)

Online                             $   3,385     $     388        $      58
Services and communication               277             -                -
Contract development and other            69           380            1,220
Product sales and licensing               36           754            1,990
Cable television licensing                 -             -              493
                                   -----------   --------------   -------------

Net revenue                        $   3,767         1,522            3,761
                                   ===========   ==============   =============

ONLINE REVENUE

Online revenue is generated through the sale of advertising and sponsorship of our onhealth.com Web site. The increase in online revenue of $2,997,000, or 772%, from 1998 to 1999 was the result of an increase in user traffic on our onhealth.com Web site, the number of site sponsorship and advertising clients and the size of the advertising contracts from the prior year. Online revenue increased $330,000, or 569%, from 1997 to 1998. The increase in 1998 as compared with 1997 reflects increased site sponsorship and advertising revenue from our onhealth.com Web site which was redesigned and re-launched in July 1998. The 1997 online revenues of $58,000 included site sponsorships, advertising and premium services revenue related to onhealth.com and the former O@SIS web site. Online revenue is expected to increase due principally to an increase in the number of advertising clients.

SERVICES AND COMMUNICATION REVENUE

Services and communication revenue, a line of revenue for HDI which was acquired by us on November 29, 1999, includes, among others, nurse counseling and personal care management services. Services and communication revenue is expected to increase in 2000 as the operations of HDI will be included in our consolidated financial statements for a full year.

CONTRACT DEVELOPMENT REVENUE AND OTHER

Contract development revenue is generated through the use of our personnel and facilities for the creation of custom multimedia products. Contract development and other revenue decreased $311,000, or 82% from 1998 to 1999 and $840,000, or 69%, from 1997 to 1998. The decreases generally reflected our shift toward the online efforts.

PRODUCT SALES AND LICENSING REVENUE

Product sales and licensing revenue consists of retail distribution sales, direct mail sales, product sales and royalties on licenses to original equipment manufacturers (OEM's) and end users. Product sales and licensing revenue have declined steadily over the past few years. The decrease generally reflects market conditions for CD-ROM products, our cancellation of a CD-ROM distribution agreement, and the lack of new CD-ROM product releases as we shifted our focus toward online efforts. In 1995, we entered into a five year distribution agreement which allowed for the promotion, marketing and distribution of certain of our CD-ROM products. The agreement also provided for minimum levels of sales through the year 2000. In December 1998, we received a $603,000 payment related to minimum sales requirements from the termination of the CD-ROM distribution agreement. We do not anticipate receiving any significant product sales and licensing revenue from CD-ROM products in the future.


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

CABLE TELEVISION LICENSING REVENUE

Cable television licensing revenue reflects revenue from the content and royalty agreement with America's Health Network (AHN). Under the agreement, we are licensing multimedia content to AHN starting in May 1995 and are to receive minimum licensing royalties over the life of the agreement. The revenue was being recognized evenly over the expected life of the agreement. In June 1997, as a result of our not receiving our quarterly payment, we stopped recognizing revenue under the AHN agreement.

COSTS AND EXPENSES

Total cost and expenses in 1999 increased $38,834,000 or 310%, to $51,375,000 from $12,541,000 in 1998. The increase was primarily due to increased sales and marketing efforts related to our onhelath.com Web site and increased product development, editorial and design expenses.

PRODUCT DEVELOPMENT, EDITORIAL & DESIGN

In 1999 and 1998 product development, editorial and design expenses consist primarily of compensation and related costs for our development, editorial, design systems staff, consulting fees, third-party content acquisition costs and Web site maintenance and enhancement costs related to our onhelath.com Web site. In 1997, product development, editorial and design expenses also included CD-ROM development costs. The increase in product development, editorial and design expenses of $3,149,000, or 70%, from $4,511,000 in 1998 to $7,660,000 in 1999, was primarily due to the increase in the use of consultants and staff required to enhance and maintain the onhealth.com Web site. The decrease in product development, editorial and design expenses of $2,273,000, or 34%, from $6,784,000 in 1997 to $4,511,000 in 1998 reflects the shift from CD-ROM products towards an internet focused business. Product development, editorial & design expenses are expected to increase in 2000 as we continue to build our infrastructure and increase product offerings.

SALES AND MARKETING

Sales and marketing expenses consist primarily of salaries and sales commissions, advertising costs, travel and public relations. Sales and marketing expenses increased $31,415,000, or 558%, from $5,626,000 in 1998 to $37,041,000 in 1999. The increase was primarily the result of increased advertising expenses related to the roll out of our redesigned onhealth.com Web site during July 1999 as well as increased headcount. The broad-based consumer targeted advertising campaign, which includes online, television, radio and outdoor advertising, commenced early in the third quarter of 1999. We intend to continue our advertising campaign in 2000 and, as a result, we expect sales and marketing expenses to increase over 1999 amounts.

Sales and marketing expenses increased $4,279,000, or 318%, from $1,347,000 in 1998 to $5,626,000 in 1997. The increase primarily relates to increased marketing activities for our onhealth.com web site. In July 1998, we began a marketing campaign to promote the launch of the onhealth.com web site, which included online and radio advertising.

GENERAL AND ADMINISTRATIVE

General and administrative expenses consist primarily of salaries and related costs for general corporate functions, including finance, accounting and legal expenses, investor relations and fees for other professional services. General and administrative expenses increased $2,495,000, or 110%, from $2,274,000 in 1998 to $4,769,000 in 1999. The increase was due to increased employee costs as a result of increased headcount, legal fees and settlements, travel and bad debt expense. Year-to-date legal fees and settlements include $468,000 for settlement and legal costs related to two lawsuits. We expect general and administrative expenses to increase in 2000 as the operations of HDI will be included in our consolidated financial statements for a full year.

General and administrative expenses were $2,274,000 in 1998, compared to $6,892,000 in 1997, a decrease of $4,618,000, or 67%. The large decrease in 1998 relative to 1997 reflects substantially reduced legal costs, reduced bad debt costs, and general cost cutting measures including reduced rent costs from our


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

relocation to smaller facilities. The 1997 costs also included certain special charges including costs to relocate the Company from Minneapolis, Minnesota to Seattle, Washington.

AMORTIZATION OF INTANGIBLES AND GOODWILL

Amortization of intangibles and goodwill totaled $504,000 in 1999 and is related to the amortization of goodwill and identifiable intangibles recorded in connection with the 1999 business acquisitions. There was no such amortization in 1998 and 1997. Amortization of intangibles and goodwill are expected to increase in 2000, as a full year of amortization will be included in the financial statements.

STOCK-BASED COMPENSATION

Stock-based compensation is principally comprised of the portion of acquisition related consideration which is contingent on the continued tenure of key employees, which must be recorded as compensation expense under generally accepted accounting principles, and the compensation expense related to stock option grants. The 1999 stock-based compensation includes amortization of the compensation arrangements in connection with the acquisitions of BabyData.com in the third quarter of 1999 and HDI in the fourth quarter of 1999, aggregating $822,000. The stock-based compensation amounts related to options granted with an exercise price less than the fair value of the underlying common stock is $579,000 in 1999 and $130,000 in 1998. Stock-based compensation is expected to increase in 2000, as the remaining amortization related to the two 12-month employment contracts, which became effective September 9, 1999 and November 29, 1999, will be included in the financial statements.

INTEREST INCOME (EXPENSE), NET

Interest  income  (expense),  net was $279,000,  $84,000 and $(158,000) in 1999,
1998 and 1997, respectively. The 1999 net interest income (expense) includes interest income of $387,000, and interest expense, the majority of which is related to the Searle note payable of $108,000. The increase in 1999 was due to the interest earned on the cash balances as a result of financings completed during the first and third quarters of 1999. The increase in net interest income (expense), net from 1997 to reflects the lack of debt in 1998 relative to 1997. The 1997 net interest income (expense), net includes interest expense of $264,000 related to $3,500,000 in convertible subordinated debentures, which were outstanding for ten months in 1997. These debentures were converted to common stock in October 1997.

OTHER INCOME (EXPENSE), NET

Other income (expense),  net was $2,000, $(4,000) and $473,000 in 1999, 1998 and
1997, respectively. The 1998 other expense of $4,000 included a $285,000 loss related to fixed asset disposals, a $562,000 gain related to the collection of a previously reserved accounts receivable, and a $281,000 revenue sharing payment related to the collection of the receivable.

The 1997 other income (expense), net of $473,000 included a $2,700,000 cash payment that we received in connection with the transfer of ownership of our O@sis Web site to Mayo. This was partially offset by other expense of $2,229,000 in connection with our conversion of Convertible Subordinated Debentures. The expense represents the excess of the fair market value of Common Stock issued over the fair value of the Common Stock issuable pursuant to the original conversion terms of the debentures.

INCOME TAXES

We have not recorded a current or deferred provision for income taxes for the periods presented due to the history of losses incurred.

LIMITATION ON USE OF NET OPERATING LOSS AND OTHER TAX CREDIT CARRYFORWARDS

At December 31, 1999, we had available net operating loss carryforwards of approximately $130,323,000 and available research and development credits of approximately $442,000 for federal income tax purposes. The net operating loss carryforwards and the credits expire at various times through 2019. These carryforwards are subject to the limitations of Internal Revenue Code Section
382. This section provides limitations on the availability of net operating losses to offset current taxable income if significant ownership changes have occurred for federal tax purposes.

INFLATION

Management believes that inflation has not had a material impact on our results of operations.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1999, we had cash and cash equivalents of $10,142,000. Total cash used by operating activities during 1999 was $43,398,000, which was primarily due to a net loss of $47,327,000. Investing activities used net cash of $1,187,000 primarily for purchases of computer equipment and leasehold improvements due to the growth in personnel. Financing activities provided cash of $52,608,000 through the private placement of common stock in the first quarter and public offerings in second and third quarters, aggregating $49,676,000, net of offering costs; proceeds from the exercise of stock options $1,347,000; and the exercise of warrants, $1,585,000.

In February 2000, we agreed to merge with Healtheon/WEBMD Corporation ("Healtheon/WEBMD"). In connection with the merger agreement, Healtheon/WEBMD has agreed to lend us up to $30 million for working capital needs. The amounts borrowed under this line of credit are due on February 15, 2001. We believe our cash and cash equivalents, including the $30 million lending commitment by Healtheon/WEBMD, will be sufficient to fund our operations through December 31, 2000. Operations generated a negative cash flow during 1997, 1998 and 1999, and we expect a significant use of cash in 2000 as it markets and expands it Web site. Any material unforeseen increase in expenses or reductions in projected revenues will likely require us to seek additional debt or equity financing. If additional cash is required, we may need to reduce our expenditures or curtail certain operations. There can be no assurance that additional capital, on a debt or equity basis, will be found, or if found that it will be on economically viable terms.

YEAR 2000

We have experienced no disruptions or problems regarding the year 2000 changeover. As part of our year 2000 plan, prior to January 1, 2000, we assessed its internal systems consisting primarily of desktop and network computers, and third-party software utilized in our day-to-day operations. Our assessment was completed as of January 1, 2000 and indicated all systems were operating as normal. As of the date of the filing of this document, all of our internal hardware and software continue to operate as normal and to-date, all vendors utilized by us in our daily operations are operating normally and have not indicated any year 2000 anomalies. Based upon the successful transition through the January 1, 2000 rollover period, we do not anticipate any problems to materialize. Our expenditures for the year 2000 effort were not material and we do not expect to incur any material costs in 2000 with regards to year 2000.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not based on historical fact, including without limitation statements containing the words "believes," "may," "will," "estimate," "continue," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the
Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, among others, the following:

o the expectation that we will see a growth in revenues and reduction of net losses as a on-line health network;
o        the ability to increase consumer awareness of our Web site;
o        the ability to increase our advertising base,
o        technology changes and the continued acceptance of the Internet;
o        general economic and business conditions;
o        competition;
o        the ability to attract and retain qualified personnel;
o        liability and other claims asserted against us;
o the expectation that we will successfully complete our proposed merger with Healtheon/WEBMD; and
o other factors referenced in our filings with the Securities and Exchange Commission.

Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

Additional information on other risk factors which could affect our financial results are included in our Annual Report for the fiscal year ended December 31, 1998 on Form 10-K, as amended, and other Company reports and statements on file with the Securities and Exchange Commission.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c) Exhibits

         The following exhibits are filed herewith:

                  99.1 Consolidated Financial Statements for OnHealth Network Company and Subsidiaries at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999.



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




                                                    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             OnHealth Network Company

Date: March 15, 2000                          By: \S\ RON STEVENS
                                                  ------------------------------
                                                  Ron Stevens
                                                  Chief Financial Officer

                   Index to Financial Statements and Schedule

                                                                          Page
                                                                          ----
Report of Ernst & Young LLP, Independent Auditors..........................  1
Consolidated Balance Sheets................................................  2
Consolidated Statements of Operations......................................  3
Consolidated Statements of Shareholders' Equity............................  4
Consolidated Statements of Cash Flows......................................  5
Notes to Consolidated Financial Statements.................................  6
Report of Ernst & Young LLP, Independent Auditors, On Financial
  Statement Schedule....................................................... 22
Financial Statement Schedule II............................................ 23


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